UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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WAYSIDE TECHNOLOGY GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WAYSIDE TECHNOLOGY GROUP, INC.

4 Industrial Way West, 3rd Floor

Eatontown, New Jersey 07724

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 6, 2018

To our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of Wayside Technology Group, Inc. (the “Company”) will be held at the Company’s headquarters, 4 Industrial Way West, 3rd Floor, Eatontown, New Jersey 07724, on June 6, 2018 at 10:00 AM, local time, for the following purposes, which are more fully described in the proxy statement:

1.              To elect five directors to the Company’s Board of Directors, to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

2.              To have an advisory vote to approve executive compensation of the Company’s Named Executive Officers;

3.              To approve an amendment to the Company’s 2012 Stock-Based Compensation Plan to increase the number of shares of Common Stock authorized thereunder, from 600,000 to 1,000,000, and to increase the number of shares available for new grants thereunder, to our employees, officers and directors from 185,346 to 585,346;

4.              To ratify the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for 2018; and

5.              To consider and take action upon such other matters as may properly come before the Meeting and any adjournment or postponement thereof.

The close of business on April 6, 2018 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof. Commencing 10 days prior to the Meeting, a complete list of stockholders will be open to the examination of any stockholder for any purpose germane to the Meeting, during ordinary business hours, at the Company’s headquarters, 4 Industrial Way West, 3rd Floor, Eatontown, New Jersey. A complete list of stockholders will also be open to the examination of any stockholder at the Meeting. The transfer books of the Company will not be closed.

All stockholders are cordially invited to attend the Meeting. Whether or not you expect to attend, you are respectfully requested to fill in, sign, date and return the enclosed proxy promptly in the accompanying envelope, which requires no postage if mailed in the United States.

A copy of the Company’s Annual Report for the fiscal year ended December 31, 2017 is enclosed herewith.

Our proxy materials, including our Proxy Statement for the 2018 Annual Meeting, 2018 Annual Report to Stockholders (which contains our Annual Report on Form 10-K for the year ended December 31, 2017) and a proxy card, are available on the Internet at www.proxyvote.com.

By Order of the Board of Directors,

Simon F. Nynens,
Chairman
April 20, 2018

Every stockholder vote is important, and we encourage you to vote promptly.  To assure that your shares are represented at the annual meeting, please vote your shares by completing, dating and signing the enclosed proxy and mailing it promptly in the postage-paid envelope provided, whether or not you plan to attend the meeting.  Instructions regarding submitting a proxy are contained on the proxy card.  You may revoke your proxy at any time before it is voted.

WAYSIDE TECHNOLOGY GROUP, INC.

4 Industrial Way West, 3rd Floor

Eatontown, New Jersey 07724

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of Wayside Technology Group, Inc. (the “Company”) of proxies to be voted at the Annual Meeting of Stockholders (the “Meeting”) to be held at the Company’s headquarters, 4 Industrial Way West, 3rd Floor, Eatontown, New Jersey 07724, on June 6, 2018 at 10:00 AM,  local time, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any stockholder giving such a proxy may revoke it at any time before it is exercised by written notice to the Corporate Secretary of the Company at the above-stated address or by giving a later dated proxy. Attendance at the Meeting will not have the effect of revoking the proxy unless such written notice is given, or unless the stockholder votes by ballot at the Meeting.

The approximate date on which this proxy statement and the accompanying form of proxy will first be sent or given to the Company’s stockholders is April 6, 2018.

VOTING SECURITIES

Only holders of shares of the Company’s Common Stock, $.01 par value per share (“Common Stock”), of record at the close of business on April 6, 2018 are entitled to vote at the Meeting. On April 6, 2018 (the “Record Date”), 4,506,203 shares of Common Stock were issued and outstanding. In addition, on that date, 778,297 shares were held in treasury by the Company and deemed issued but not outstanding. Each outstanding share of Common Stock entitles the holder thereof to one vote upon all matters to be acted upon at the Meeting. The presence in person or by proxy of holders of a majority in interest of the outstanding shares of Common Stock entitled to vote at the Meeting shall constitute a quorum. The affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy entitled to vote at the Meeting is necessary to elect the nominees for election as Directors. Accordingly, shares not voted in the election of Directors (including shares covered by a proxy as to which authority is withheld to vote for all nominees) and shares not voted for any particular nominee (including shares covered by a proxy as to which authority is withheld to vote for only one or less than all of the identified nominees) will not prevent the election of any of the nominees for Director. To approve the advisory vote on the compensation of the Company’s Named Executive Officers, to approve an amendment to the Company’s 2012 Stock-Based Compensation Plan to increase the number of shares available for awards thereunder, and to ratify the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for 2018, and for all other matters, if any, submitted to stockholders at the Meeting, if a quorum is present, the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote is required for approval. As a result, abstention votes will have the effect of a vote against such matters. Abstentions and broker non-votes with respect to approval of the advisory vote on the compensation of the Company’s Named Executive Officers and the ratification of the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for 2018 are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Meeting. Broker non-votes are not counted for any purpose in determining whether a matter has been approved. Dissenters’ rights do not apply to any of the matters to be voted on at the Meeting.

If the enclosed proxy is properly executed and returned, the Common Stock represented thereby will be voted in accordance with the instructions thereon. If no instructions are indicated, the Common Stock represented thereby will be voted FOR the election of each of the nominees set forth under the caption “Election of Directors”, FOR the approval of the compensation of the Company’s Named Executive Officers and FOR the ratification of the Company’s independent registered public accounting firm and, in the discretion of the persons named in the proxies as proxy appointees, as to any other matter that may properly come before the Meeting.

Your vote is important. Accordingly, you are urged to fill in, sign, date and return the accompanying proxy card whether or not you plan to attend the Meeting. If you do attend, you may vote by ballot at the Meeting, thereby canceling any proxy previously given.

CORPORATE GOVERNANCE

Role of the Board of Directors

In accordance with the General Corporation Law of the State of Delaware and our certificate of incorporation and bylaws, our business, property and affairs are managed under the direction of the Board of Directors. Although our non-employee Directors are not involved in our day-to-day operating details, they are kept informed of our business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by our officers at meetings of the Board of Directors and committees of the Board of Directors.

Board Leadership Structure

Simon F. Nynens is currently the Chairman of our Board of Directors and our President and Chief Executive Officer. Our Board believes that this leadership structure provides the most efficient and effective leadership model for our Company by enhancing the ability of the Chairman and Chief Executive Officer to provide clear insight and direction of business strategies and plans to both the Board of Directors and management. The Board of Directors believes that it can most effectively perform its monitoring and oversight role by acting as a unified whole, with the Chairman also being a member of the management team, and there are advantages in having a Chief Executive Officer Chairman with extensive knowledge of our Company.

In 2014, the Board, recognizing that the Company’s Chairman, President and Chief Executive Officer roles are unified and filled by Simon Nynens, decided to name a Lead Director from among its independent directors and to clearly define the Lead Director’s role and responsibilities. The Board named F. Duffield Meyercord as its Lead Director, and Mr. Meyercord served as Lead Director until his resignation from the Board on March 5, 2018. Upon Mr. Meyercord’s resignation, the Board named Steve DeWindt as the Company’s Lead Director, and Mr. DeWindt continues to serve as the Lead Director.  The Board believes that the existence of a Lead Director is consistent with best corporate practices, enhancing both transparency of Board actions and Board independence. The duties and responsibilities of our Lead Director include: (i) chairing Board meetings when the Chairman is not present, including presiding at all executive sessions of the Board (without management present) at every regularly scheduled Board meeting; (ii) consulting with the Chairman on such other matters as are pertinent to the Board and the Company; (iii) working with management to determine the information and materials provided to Board members; (iv) approving Board meeting schedules, agenda and other information provided to the Board; (v) having the authority to call meetings of the independent directors; (vi) serving as principal liaison between the independent directors and the Chairman and between the independent directors and senior management; and (vii) being available for direct communication and consultation with stockholders upon request.

Another key component of our leadership structure is our strong governance practices designed to ensure that the Board of Directors effectively carries out its responsibility for the oversight of management. All of our directors except Mr. Nynens are independent, and all Board committees are comprised entirely of independent directors. Our independent directors meet at each Board meeting in regularly scheduled executive sessions (not less than twice per year) and may schedule additional executive sessions as appropriate. Members of management do not attend these executive sessions. The Board has full access to the management team at all times. In addition, the Board or any committee thereof may retain, on such terms as determined by the Board or such committee, as applicable, in its sole discretion, independent legal, financial and other consultants and advisors to assist the Board or committee, as applicable, in discharging its oversight responsibilities.

Board Oversight of Risk Management

Our Board believes that overseeing how management manages the various risks we face is one of its most important responsibilities to the Company’s stakeholders. The Board believes that, in light of the interrelated nature of the Company’s risks, oversight of risk management is the responsibility of the full Board. In carrying out this critical responsibility, the Board meets at least annually with key members of management with primary responsibility for management of risk in their respective areas of responsibility.

Meetings of the Board of Directors

The Board of Directors met seven times in 2017. Each of the Directors attended at least 75% of all meetings held by the Board of Directors and meetings of each committee of the Board of Directors on which such Director served during 2017.

Communication with the Board of Directors; Director Attendance at Annual Meetings

Stockholders may communicate with a member or members of the Board of Directors by addressing their correspondence to the Board member or members c/o the Corporate Secretary, Wayside Technology Group, Inc., 4 Industrial Way West, 3rd Floor, Eatontown, New Jersey 07724. Our Corporate Secretary will review the correspondence and forward it to the chair of the appropriate committee or to any individual Director or Directors to whom the communication is directed, unless the communication is unduly hostile, threatening and illegal, does not reasonably relate to Wayside Technology Group, Inc., or our business, or is similarly inappropriate. Our Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Recognizing that Director attendance at our annual meetings can provide our stockholders with a valuable opportunity to communicate with Board members about issues affecting our Company, we encourage our Directors to attend each annual meeting of stockholders. All Board members attended last year’s annual meeting of stockholders.

Director Independence

The Board of Directors has determined that the following Directors are independent under the NASDAQ listing standards: Messrs. DeWindt, Faith, and Geygan and Ms. Kurty.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee.  The Board of Directors has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee: (i) monitors the integrity of the Company’s financial statements, financial reporting process and internal controls regarding finance, accounting and legal compliance; monitors the independence and performance of our independent registered public accounting firm; (ii) provides an avenue of communication among the independent registered public accounting firm, management , and our outsourced internal auditors, and our Board of Directors; and (iii) monitors significant litigation and financial risk exposure. The current members of the Audit Committee are Ms. Kurty (Chair) and Messrs. Geygan, Faith and DeWindt each of whom is independent as defined by the NASDAQ listing standards and applicable SEC rules. Mr. Meyercord was a member of the Audit Committee in 2017 until his resignation from the Board in March 2018. The Board of Directors has determined that Ms. Kurty meets the criteria as an “audit committee financial expert” as defined in applicable SEC rules. The Audit Committee met six times during 2017.

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available on our website at http://www.waysidetechnology.com/site/content/committee-charters-audit in the Governance relations section. The report of the Audit Committee is on page 25 of this proxy statement.

Compensation Committee.  The Board of Directors has a Compensation Committee which: (i) reviews and monitors matters related to management development and succession; (ii) develops and implements executive compensation policies and pay for performance criteria for the Company; (iii) reviews and approves the initial and annual base salaries, annual incentive bonus and all long-term incentive awards of our Chief Executive Officer; (iv) reviews and approves such compensation arrangements for all executive officers and certain other key employees; (v) approves stock-related incentives under our stock incentive and executive compensation plans, and exercises all powers of the Board of Directors under those plans other than the power to amend or terminate those plans and other than with respect to non-employee directors, which determinations are subject to Board approval; (vi) reviews and approves material matters concerning our employee compensation and benefit plans; and (vii) carries out such responsibilities as have been delegated to it under various compensation and benefit plans and such other responsibilities with respect to our compensation matters as may be referred to it by our Board of Directors or management. Under its charter, the Compensation Committee may form and delegate authority to subcommittees or, to the extent permitted under applicable laws, regulations and NASDAQ rules, to any other independent director, in each case to the extent the Compensation Committee deems necessary or appropriate. The Compensation Committee has the right to consult with or obtain input from management but, except as expressly provided in its charter, may not delegate any of its responsibilities to management. The current members of the Compensation Committee are Messrs. Faith (Chairman), DeWindt, and Geygan and Ms. Kurty each of whom is independent as defined by the NASDAQ listing standards.  Mr. Meyercord served as the Chair and was a member of the Compensation Committee in 2017 until his resignation from the Board in March 2018. The Compensation

Committee met five times during 2017.

The Compensation Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on our website at http://www.waysidetechnology.com/site/content/committee-charters-compensation in the Corporate Governance section. The report of the Compensation Committee is on page 25 of this proxy statement.

Nominating and Governance Committee.  The Board of Directors has a Nominating and Governance Committee which identifies individuals qualified to become Board members and recommends to the Board director nominees for election at the next Annual Meeting of Stockholders.  Currently, the members of the Nominating and Governance Committee are Messrs. Geygan (Chairman), Faith, and DeWindt and Ms. Kurty each of whom is independent as defined by the NASDAQ listing standards. The Nominating and Governance Committee met twice during 2017. Mr. Meyercord was a member of the Nominating and Governance Committee in 2017 until his resignation from the Board in March 2018. The Nominating and Governance Committee operates under a written charter adopted by the Board of Directors. The Nominating and Governance Committee charter is available in the Corporate Governance section of our website at http://www.waysidetechnology.com/site/content/committee-charters.

Director Nominations

The Nominating and Governance Committee will consider recommendations for directorships submitted by our stockholders. Stockholders who wish the Nominating and Governance Committee to consider their recommendations for nominees for the position of Director should submit their recommendations, in accordance with the procedures set forth below, in writing to: Corporate Secretary, Wayside Technology Group, Inc., 4 Industrial Way West, 3rd Floor, Eatontown, NJ 07724. In order to be considered for inclusion in the proxy statement and form of proxy for the annual meeting of stockholders to be held in 2019, the stockholder’s notice must be received by our Company not less than 120 days or more than 150 days before the first anniversary of the date of this proxy statement.

For nominations, such stockholder’s notice shall set forth as to each person whom the stockholder proposes to nominate for election as a Director: (A) the name, age, business address and residential address of such person; (B) the principal occupation or employment of such person; (C) the class and number of shares of stock of our Company that are beneficially owned by such person; (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors or is otherwise required by the rules and regulations of the SEC promulgated under the Exchange Act; and (E) the written consent of the nominee to be named in the proxy statement as a nominee and to serve as a Director if elected. In addition, as to the stockholder giving the notice, such notice shall state: (A) the name, business address, and residential address, as they appear on our stock transfer books, of the nominating stockholder; (B) a representation that the nominating stockholder is a stockholder of record and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (C) the class and number of shares of stock of our Company beneficially owned by the nominating stockholder; and (D) a description of all arrangements or understandings between the nominating stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the nominating stockholder.

In its assessment of each potential candidate, the Nominating and Governance Committee will review the nominee’s professional ethics, integrity and values, skills, judgment, experience, independence, commitment to representing the long-term interests of the stockholders, understanding of our Company’s or other related industries and such other factors as the Nominating and Governance Committee determines are pertinent in light of the current needs of the Board of Directors. The Nominating and Governance Committee seeks to identify candidates representing diverse experiences at policy-making levels in business, management, marketing, finance, human resources, communications and in other areas that are relevant to our activities. The Nominating and Governance Committee will also take into account the ability of a Director to devote the time and effort necessary to fulfill his or her responsibilities to our Company. After full consideration, the stockholder proponent will be notified of the decision of the Nominating and Governance Committee.

Nominees may also be recommended by Directors, members of management, or, in some cases, by a third-party firm. In identifying and considering candidates for nomination to the Board, the Nominating and Governance Committee considers, in addition to the requirements described above and set out in its charter, quality of experience, our needs and the range of knowledge, experience and diversity represented on the Board. Each Director candidate will be evaluated by the Nominating and Governance Committee based on the same criteria and in the same manner, regardless of whether the candidate was recommended by a Company stockholder or by others. The Nominating and Governance Committee will conduct the appropriate and necessary inquiries with respect to the backgrounds and qualifications of all Director nominees. The Nominating and Governance Committee will also review the independence of each candidate and other qualifications of all Director candidates, as well as consider questions of possible conflicts of interest between Director nominees and our Company.

After the Nominating and Governance Committee has completed its review of a nominee’s qualifications and conducted the appropriate inquiries, the Nominating and Governance Committee will make a determination whether to recommend the nominee for approval by the Board of Directors. If the Nominating and Governance Committee decides to recommend the director nominee for nomination by the Board of Directors and such recommendation is accepted by the Board, the form of our proxy solicited will include the name of the Director nominee.

Director Compensation and Arrangements

The following table sets forth information regarding the compensation earned by or awarded to each Director (or former Director as applicable) who is not a Named Executive Officer who served on the Company’s Board of Directors for the fiscal year ended December 31, 2017.

	Fees Earned or Paid In	Stock	All Other
Name	Cash ($)	Awards ($) (1)	Compensation ($) (2)	Total ($)
F. Duffield Meyercord (3)	83,500	—	2,121	85,621
Mike Faith (4)	54,500	—	954	55,414
Steve DeWindt (5)	54,500	—	954	55,414
Diana Kurty (6)	64,500	—	2,652	67,152

(1)         The amount included in “Stock Awards” is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(2)         The amount included in “All Other Compensation” represents dividends that the Company paid to the directors in 2017 on the unvested portion of their Restricted Common Stock (“Restricted Stock”) awards.

(3)         At December 31, 2017, Mr. Meyercord had 1,560 shares of unvested Restricted Stock.

(4)         At December 31, 2017, Mr. Faith had 624 shares of unvested Restricted Stock.

(5)         At December 31, 2017, Mr. DeWindt had 624 shares of unvested Restricted Stock.

(6)         At December 31, 2017, Ms. Kurty had 3,120 shares of unvested Restricted Stock.

Each outside Director (i.e. non-employee) receives $6,000 per quarter for serving on the Board (except for the Lead Director who receives $12,000 per quarter), an additional $2,500 per meeting of the Board of Directors, and $1,000 per committee meeting, as well as reimbursement for reasonable expenses incurred in connection with service as a Director. The Chair of the Audit Committee receives an annual fee of $10,000. The Chair of the Compensation Committee receives an annual fee of $5,000. The Director who is our employee, Mr. Nynens, receives no fees for serving on the Board of Directors.

Code of Business Conduct and Ethics

In January 2004, we adopted a Code of Ethical Conduct, and we revised the Code of Ethical Conduct in December 2017.  The full text of the Code of Ethical Conduct, as revised, which applies to all employees, officers and directors of the Company, including our Chief Executive Officer, Principal Financial Officer and Principal Accounting Officer is available at our web site, http://www.waysidetechnology.com/site/content/code-of-ethics.  The Company endeavors to disclose any amendment to, or waiver from, a provision of the Code of Ethical Conduct that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Controller on our investor relations web site.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 6, 2018 by (i) each person who, to the knowledge of the Company, beneficially owns more than 5% of the outstanding Common Stock of the Company, (ii) each of the Directors (including the nominees for Director), (iii) the Company’s Chief Executive Officer during 2017 (including each person serving as the Company’s principal executive officer during any part of 2017), the Company’s principal financial officer during 2017 (including each person serving as the Company’s principal financial officer during any part of 2017), and each of the three other most highly compensated executive officers of the Company who were serving as such as of December 31, 2017 (collectively, the “Named Executive Officers”), and (iv) all Directors and executive officers of the Company as a group. Except as indicated, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Name	Number of Shares Beneficially Owned	Percent
Directors (including all nominees) and Named Executive Officers
Simon F. Nynens (1)	337,960	7.5%
Jeffrey R. Geygan (2)	112,060	2.5%
F. Duffield Meyercord (3)	95,875	2.1%
Vito Legrottaglie (4)	37,478	*
William Botti (5)	22,832	*
Brian Gilbertson (6)	19,153	*
Michael Vesey (7)	16,353	*
Mike Faith (8)	12,000	*
Steve DeWindt (9)	5,000	*
Diana Kurty (10)	5,000	*
All Directors and executive officers as a group (10 persons) (11)	579,558	12.9%
Beneficial owners of 5% of Common Stock
Eagle Asset Management, Inc. (12)	320,516	7.1%
Survivor’s Trust u/a Eighth - E&M Shea Revocable Trust and Descendant’s Trust u/a Tenth - E&M Shea Revocable Trust (13)	292,191	6.5%
FMR, LLC (14)	269,229	6.0%
Renaissance Technologies, LLC. (15)	268,800	6.0%

* Less than one percent

To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has “beneficial ownership” with respect to the shares set forth opposite such person’s name. Unless otherwise noted below, the information as to beneficial ownership is based upon statements furnished to the Company by the beneficial owners. For purposes of computing the percentage of outstanding shares held by each person named above, pursuant to the rules of the Securities and Exchange Commission (“SEC”), any security that such person has the right to acquire within 60 days of the date of calculation is deemed to be outstanding, but such security is not deemed to be outstanding for purposes of computing the percentage ownership of any other person.

The address for each Director and executive officer of the Company is c/o Wayside Technology Group, Inc., 4 Industrial Way West, 3rd Floor, Eatontown, New Jersey 07724.

(1)                 Includes 121,640 shares of unvested Restricted Stock. Mr. Nynens is Chairman of our Board of Directors and our

President and Chief Executive Officer.

(2)                 Mr. Geygan is member of our Board of Directors. Mr. Geygan owns a total of 4,100 shares of Common Stock, individually. The remaining 107,960 shares are held by Global Value Investment Corp, (“GVIC”). Mr. Geygan is the President and Chief Executive Officer of GVIC and may exercise dispositive power over all such shares held by GVIC. As a result, Mr. Geygan may be deemed to have a beneficial interest in such 107,960 shares held by GVIC.

(3)                 Mr. Meyercord was a member of our Board of Directors until his resignation in March 2018. Upon his resignation 936 shares of restricted stock vested.

(4)                 Includes 14,928 shares of unvested Restricted Stock. Mr. Legrottaglie is our Vice President and Chief Information Officer.

(5)                     Mr. Botti was our Executive Vice President of Sales until his retirement in December 2017.

(6)                     Includes 15,398 shares of unvested Restricted Stock. Mr. Gilbertson is our Vice President and General Manager of Lifeboat Distribution Inc. (“Lifeboat”).

(7)                     Includes 14,520 shares of unvested Restricted Stock. Mr. Vesey is our Vice President and Chief Financial Officer.

(8)                     Includes 2,000 shares held in an Individual Retirement Account and 312 shares of unvested Restricted Stock. Mr. Faith is a member of our Board of Directors.

(9)                     Includes 312 shares of unvested Restricted Stock. Mr. DeWindt is a member of our Board of Directors.

(10)              Includes 2,808 shares of unvested Restricted Stock. Ms. Kurty is a member of our Board of Directors.

(11)   Includes 175480 shares of unvested Restricted Stock.

(12)              Based solely on information provided by Eagle Asset Management, Inc. in a Schedule 13G/A filed with the SEC on January 9, 2018. The address of Eagle Asset Management, Inc. is 880 Carillon Parkway, St. Petersburg, FL 33716.

(13)              Based solely on information provided in the Proxy questionnaire completed by John C. Morrissey the trustee for E&M Shea Revocable Trusts.  The Survivors u/a Eighth - E&M Shea Revocable Trust holds 146,096 shares with the balance of the shares held in the Descendant’s Trust u/a Tenth - E&M Shea Revocable Trust.  The address for the E&M Revocable Trusts is 655 Brea Canyon Road, Walnut, CA  91789.

(14)    Based solely on information provided by FMR LLC in a Schedule 13G filed with the SEC on February 13, 2018. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.

(15)              Based solely on information provided by Renaissance Technologies LLC.in a Schedule 13G filed with the SEC on February 13, 2018.  The address for Renaissance Technologies LLC is 800 Third Avenue New York, NY 10022.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) under the Exchange Act requires the Company’s officers and Directors and holders of more than ten percent of the Company’s outstanding shares of Common Stock to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports. Based solely upon a review of such reports, or on written representations from certain reporting persons that no reports were required for such persons, the Company believes that during 2017 all required events of its officers, Directors and 10% stockholders required to be so reported, were timely filed.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Meeting, five Directors will be elected by the stockholders to serve until the next annual meeting or until their successors are elected and qualified. The accompanying proxy will be voted for the election as Directors of the nominees listed below, all of whom are currently Directors of the Company, unless the proxy contains contrary instructions. Each of the nominees has consented to be named in this proxy statement and to serve as a Director upon election, and management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve as a Director. However, in the event that any of the nominees should become unable or unwilling to serve as a Director, the proxy will be voted for the election of such person or persons as shall be designated by the Directors.

Set forth below is certain information, as of April 6, 2018, with respect to each nominee:

Name	Age	Principal Occupation and Experience, Qualifications, Attributes or Skills	Director Since

Simon F. Nynens	46

Mr. Nynens was appointed our President and Chief Executive Officer and elected to our Board in January 2006. In June 2006, Mr. Nynens was appointed Chairman of the Board. He previously held the positions of Executive Vice President and Chief Financial Officer from June 2004 to January 2006, and Vice President and Chief Financial Officer from January 2002 to June 2004. Prior to that appointment he served as the Vice President and Chief Operating Officer of the Company’s European operations. The Board believes that Mr. Nynens qualifications to serve as a Board member include his years of service with the Company, and his previous leadership positions in operations, sales and finance.

			January 2006

Mike Faith	53

Mr. Faith has served as a Director of the Company since April 2011. Mr. Faith is the founder and Chief Executive Officer of Headsets.com in San Francisco, California since 1997. The Board believes that Mr. Faith’s qualifications to serve on the Board include his entrepreneurial thinking and direct marketing expertise.

			April 2011

Steve DeWindt	63

Mr. DeWindt has served as a Director of the Company since January 2014. Mr. DeWindt is the Executive Vice President of Solium, Inc. since November 2012. From October 2010 to November 2012, he was the Executive Chairman, President and Board of Directors member of OptionEase, Inc. (now Solium). From June 2007 to October 2009, Mr. DeWindt was the Co-founder, President, Chief Executive Officer and Board of Directors member of Sparxent, Inc. (now Verismic Software). Prior to that, Mr. DeWindt served in various executive management capacities in sales and marketing for a number of companies.   Mr. DeWindt also serves as the Chairman of the Board of Directors of Group 47. The Board believes that Mr. DeWindt’s qualifications to serve on the Board include his proven executive track record in the software industry.

			January 2014

Diana Kurty	64

Ms. Kurty has served as a Director of the Company since December 2015. Ms. Kurty is currently a principal with Lumina Partners and brings three decades of broad-based leadership in financial strategy, operations, controls, treasury, investment management, mergers and acquisitions, human resources and facilities management. Ms. Kurty is a C.P.A. and previously held the positions of Vice President of Finance of Sutherland Global Services, Chief Financial Officer of IEC Electronics, Vice President and Corporate Controller of Goulds Pumps, as well as Senior Audit Manager at PricewaterhouseCoopers. Ms. Kurty is also currently a member of the Board of Directors and Chair of the Audit Committee of the University of Rochester Medical Center. The Board believes that Ms. Kurty’s qualifications to serve on the Board include her wealth of accounting and financial knowledge, as well as her public company and industry-specific experience.

			December 2015

Name	Age	Principal Occupation and Experience, Qualifications, Attributes or Skills	Director Since

Jeffrey R. Geygan	56

Mr. Geygan has served as a Director of the Company since February 2018. Mr. Geygan is President and Chief Executive Officer of GVIC, an investment research and advisory services firm he founded in 2007. Prior to founding GVIC, Mr. Geygan served as a Senior Portfolio Manager at UBS Financial Services. Mr. Geygan has taught undergraduate and graduate-level courses at IE University in Madrid, Spain, the University of Wisconsin — Milwaukee Lubar School of Business, and the College of Charleston. He serves on the Advisory Board of the University of Wisconsin — Madison Department of Economics as well as the Service Heat Treat Corporation, a Milwaukee, Wisconsin based metallurgical solutions firm. The Board believes that his qualifications to serve on the Board include his years of experience in the finance industry.

			February 2018

All Directors hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Officers serve at the discretion of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

EQUITY COMPENSATION PLAN INFORMATION

Stock Plans

2012 Plan.  The Company’s 2012 Stock-Based Compensation Plan (the “2012 Plan”) has been established by the Company to: (i) attract and retain skilled employees and directors; (ii) motivate participants, by means of appropriate incentives, to achieve long-range goals; and (iii) link participants’ interests with those of the Company’s stockholders through compensation that is based on the Common Stock, and thereby promote the continued growth and financial success of the Company. At the annual stockholder’s meeting held on June 6, 2012, the Company’s stockholders approved the 2012 Plan. The 2012 Plan authorizes the grant of Stock Options, Stock Units, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Stock Bonuses, and other equity-based awards. The number of shares of Common Stock initially available under the 2012 Plan is 600,000. As of December 31, 2017, the number of shares of Common Stock available for future award grants to employees and directors under the 2012 Plan was 245,846. In February 2018, awards with regard to an additional 53,500 shares were granted to executives for performance under the 2017 incentive plan, and in March 2018, 7,000 shares were granted to other employees.

2006 Plan.  The Company’s 2006 Stock-Based Compensation Plan (the “2006 Plan”) has been established by the Company to: (i) attract and retain skilled employees and directors; (ii) motivate participants, by means of appropriate incentives, to achieve long-range goals; and (iii) link participants’ interests with those of the Company’s stockholders through compensation that is based on the Common Stock, and thereby promote the continued growth and financial success of the Company. At the annual stockholder’s meeting held on June 14, 2006, the Company’s stockholders approved the 2006 Plan. The 2006 Plan authorizes the grant of Stock Options, Stock Units, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Stock Bonuses, and other equity-based awards. The number of shares of Common Stock initially available under the 2006 Plan was 800,000.  There are no shares of Common Stock available for future award grants to employees and directors under this plan.

During 2015, the Company granted a total of 44,000 shares of Restricted Stock to officers. These shares of Restricted Stock vest over sixteen equal quarterly installments.  In 2015, a total of 4,465 shares of Restricted Stock were forfeited as a result of officers and employees terminating employment with the Company.

During 2016, the Company granted a total of 171,252 shares of Restricted Stock to officers, directors and employees. These shares of Restricted Stock vest over between one and twenty equal quarterly installments.  In 2016, a total of 7,167 shares of Restricted Stock were forfeited as a result of directors and employees terminating employment with the Company.

During 2017, the Company granted a total of 87,076 shares of Restricted Stock to officers, and employees. These shares of Restricted Stock vest over between twelve and twenty equal quarterly installments.  In 2017, a total of 22,694 shares of Restricted Stock were forfeited as a result of officers and employees terminating employment with the Company.

During February and March 2018, the Company granted an additional 60,500 shares of Restricted Stock, to officers and employees based on the outcome of 2017 incentive grants. These shares vest in sixteen equal quarterly installments. In addition, between 20,000 and 114,000 shares of Restricted Stock are issuable in February 2019 to officers based on performance under the 2018 incentive compensation plans and approximately 55,000 shares are issuable during 2018 under other grants.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table sets forth information, as of December 31, 2017, regarding securities authorized for issuance upon the exercise of stock options and vesting of Restricted Stock under all of the Company’s equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and Vesting of Stock Awards	(b) Weighted Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)
Equity Compensation Plans Approved by Stockholders (1) (2)	161,818	$15.98	245,846
Total	161,818	$15.98	245,846

(1)         Includes the 2006 Plan, and the 2012 Plan. See “Stock Plans” above in this proxy statement.

(2)         Excludes 60,500 shares of Restricted Stock issued to executives and other employees in February 2018, and March 2018 based on the outcome of 2017 performance based incentive grants.

OTHER EMPLOYEE BENEFIT PLANS

The Company provides all employees, including executive officers, with group medical, dental and disability insurance on a non-discriminatory basis. The employee group as a whole is required to contribute approximately 20% of the premium costs of such policies. The Company has a 401(k) savings and investment plan intended to qualify under Section 401(a) of the Code, for our domestic employees, which permits employee salary reductions for tax-deferred savings purposes pursuant to Section 401(k) of the Code. The Company matches 50% of domestic employee contributions up to the first 6% of compensation. The Company’s total contributions for 2017 were approximately $237,000.

As described in more detail below under “Base Salary and Performance Bonus Plan”, in recent years the Company has maintained annual performance bonus plans for our senior executives which provide for a bonus in the event certain performance targets, usually based upon operating profitability and contribution margin, are achieved, and also provide for additional incentive bonuses based upon pre-established metrics.

EXECUTIVES AND EXECUTIVE COMPENSATION

Our Executives

Set forth below are the name, age, present title, principal occupation and certain biographical information for our executive officers as of April 6, 2018, all of whom have been appointed by and serve at the discretion of our Board of Directors.

Name	Age	Position
Simon F. Nynens	46	Chairman, President and Chief Executive Officer
Dale Foster	54	Executive Vice President
Michael Vesey	56	Vice President and Chief Financial Officer
Kevin Scull	52	Vice President and Chief Accounting Officer
Vito Legrottaglie	54	Vice President of Operations and Chief Information Officer
Brian Gilbertson	57	Vice President and General Manager of Lifeboat
Charles Bass	53	Vice President New Business Development

Simon F. Nynens was appointed President and Chief Executive Officer in January 2006. Mr. Nynens also serves on the Board of Directors and was named Chairman in June 2006. He previously held the position of Executive Vice President and Chief Financial Officer (June 2004 - January 2006) and Vice President and Chief Financial Officer (January 2002 - June 2004). Prior to January 2002, Mr. Nynens served as the Vice President and Chief Operating Officer of the Company’s European operations.

Dale Foster was appointed Executive Vice President in January 2018. Mr. Foster Previously served as Executive Director and General Manager of Promark Technology Inc. from November 2012 until he joined the Company.  Prior thereto he served as President and Chief Executive Officer of Promark Technology, Inc. prior to its acquisition by Ingram Micro Inc.

Michael Vesey was appointed Vice President and Chief Financial Officer in October 2016. He served as Vice President of SEC Reporting for OTG Management, Inc., from January to September 2016. Prior to that, Mr. Vesey served as Senior Vice President and Chief Financial Officer from 2011 to 2015, and Vice President Corporate Controller from 2006 to 2011, for Majesco Entertainment Company, a NASDAQ listed publisher and distributor of interactive entertainment software. Mr. Vesey is a certified public accountant and holds a Master of Finance degree from Penn State University. He began his career with the accounting firm KPMG.

Kevin Scull was appointed to the position of Vice President and Chief Accounting Officer in February 2015, after having served as the Vice President and Interim Chief Financial Officer since February 2014. He previously held the position of Vice President and Chief Accounting Officer from January 2006 to August 2012, after having served as Corporate Controller of the Company since January 2003. Prior to joining Wayside Technology Group, Inc., Mr. Scull worked for Niksun Inc. as Accounting Manager from January 2001to January 2003 and, prior to that, he worked for Telcordia Inc. from December 2000 to January 2001, as Manager of Accounting Policies.

Vito Legrottaglie was appointed to the position of Vice President and Chief Information Officer in February 2015, after having served as Vice President of Operations and Information Systems since April 2007.  Mr. Legrottaglie rejoined the Company in February 2003 having previously served as director of Information Systems and then Vice President of Information Systems from 1996-2000. Mr. Legrottaglie has also held the positions of Chief Technology Officer at Swell Commerce Incorporated, Vice President of Operations for The Wine Enthusiast Companies, and Director of Information Systems at Barnes and Noble.

Brian Gilbertson was appointed Vice President and General Manager of Lifeboat, a subsidiary of Wayside Technology Group, Inc., in May 2016. Mr. Gilbertson joined Lifeboat in 2015 as Vice President, Business Development.  Since 2003, Mr. Gilbertson has held leadership positions in distribution and high-tech vendor companies.  Prior to joining Lifeboat, Mr. Gilbertson served as the Senior Director for Arrow Enterprise Computing Solutions (“Arrow”) from November 2006 to February 2015.  While at Arrow, Mr. Gilbertson had responsibility for the P&L, development and execution of strategic direction, and day to day operations.  Prior to Arrow, he served as the Director of Sales for Alternative Technology July 2003 to November 2006.

Charles Bass was appointed Vice President New Business Development, in January 2018. Mr. Bass previously served as Vice President Worldwide Channel Sales at Blue Medora since October 2016 until he joined the Company. From August 2015 to October 2016 he served as Vice President Worldwide sales for Tegile Inc., and from November 2010 to August 2015 he served as Vice President, Alliances, Marketing and Western Sales for Promark Technology Inc.

Compensation Discussion and Analysis

Overview

The Company’s primary objective is to maximize stockholder value. As a result, the Compensation Committee, the members of which are Mr. Mike Faith (Chairman), Mr. Jeffrey Geygan, Mr. Steve DeWindt and Ms. Diana Kurty, strives to ensure that the Company’s executive compensation programs will enable the Company to attract, retain and motivate key people required to execute the Company’s business strategy and lead the Company to achieve its long-term growth and earnings goals. The Compensation Committee believes that the total compensation of executive officers should reflect their leadership abilities, their initiative, the scope of their responsibilities, the success of the Company and the past and expected future contribution of each executive to that success. The Compensation Committee seeks to foster a performance-oriented environment by tying a significant portion of each executive’s cash and equity compensation to the achievement of performance targets that are important to the Company and its stockholders.

Components of Compensation.  The Company’s executive compensation program has three elements: base salary, an annual performance bonus plan, and stock-based incentives. In general, the Compensation Committee has set, and the Board has accepted, an annual performance bonus plan with respect to each succeeding fiscal year. However, the Compensation Committee and the Board are under no obligation to do this, and they have the power to consider other approaches to compensation. In its review, the Compensation Committee considered the results of the approval of the most recent stockholder say-on-pay advisory vote on executive compensation.  The Compensation Committee determined that its executive compensation program continued to be appropriate and did not make any changes in response to such say-on-pay vote. In February 2018, the Compensation Committee set, and the Board accepted, a performance bonus plan for 2018 which was developed using the performance metrics approved by stockholder vote under the 2012 Executive Incentive Plan (the “Executive Plan”). Cash incentive payments under this performance bonus plan depend upon the Company’s (or any of its specified business unit’s) actual annual performance having met or exceeded thresholds set in that performance bonus plan.

Pursuant to the 2012 Plan, the Company’s executive officers are eligible to receive grants of Stock Units, Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Stock Bonuses, and other equity-based awards. Options granted under the 2012 Plan may be either “incentive stock options” as defined in Section 422 of the Code, or nonqualified stock options, as determined by the Compensation Committee.

Pursuant to the Executive Plan, the Company’s executive officers are eligible to receive cash incentive payments dependent on the Company (or any of its specified business units) or the executive actually meeting or exceeding, in a specified performance period, pre-established, objectively determinable performance goals. Under the Executive Plan, the Compensation Committee must establish the performance goals and the performance period at a time when the attainment of the applicable performance goals is substantially uncertain (and in no event later than the 90th day of any performance period, or, if earlier, the date prior to the date upon which 25% of the performance period has elapsed). The Compensation Committee established performance goals in accordance with the Executive Plan for the Company’s 2017 fiscal year on February 1, 2017. Because payments of cash awards under the Executive Plan would be determined by comparing actual performance to the performance goals established by the Compensation Committee, in accordance with criteria provided for in the Executive Plan, it is not possible to predict the amount of future benefits that will be paid under the Executive Plan for any future performance period. However, the maximum award an executive officer could receive under the Executive Plan in any fiscal year of the Company is $1,000,000.

Target total cash compensation for each executive is established primarily based on peer group data. The Compensation Committee included companies in the peer group (PC Connection, Inc., Insight Enterprises, Inc., Arrow Electronics Inc., Ingram Micro, CDW Corporation, Tech Data Corporation, Synnex Corporation, and Avnet, Inc.) that it believes are competitors of the Company for executive talent. A combination of proxy and executive salary survey data were the primary sources used to develop the analysis.

Base Salary and Performance Cash Bonus Plan

Total cash compensation for 2017 is divided into a base salary portion and a bonus. Many factors are considered in determining the base salaries for executive officers, including the value that each individual brings to the Company through experience, education and training, comparable positions and comparable responsibilities at similar organizations, the specific needs of the Company, and the individual’s past and expected future contributions to the Company’s success.

The principal targets in the Company’s 2017 performance bonus plan were operating profit and segment contribution margin. Segment contribution margin represents segment revenue less the respective segment’s cost of revenues as well as segment direct costs (including such items as payroll costs and payroll-related costs, such as profit sharing, incentive awards and insurance) and excluding general and administrative expenses not attributed to a business unit. Specific targets for each executive officer were determined by the Compensation Committee based on a review of the Company’s 2017 budget prepared by management and the factors described above. The targets are set at levels that, upon achievement of 100% of the target performance, are likely to result in bonus payments that the Compensation Committee believes to be comparable to our peer data group. The following table shows, for fiscal year 2017, the potential range of bonus awards and the actual bonus awarded as a percentage of base salary, for each of the Named Executive Officers. Bonuses for Messrs. Nynens, Vesey, Botti, and Legrottaglie are based on consolidated operating income. Bonuses for Mr. Gilbertson are based on the Lifeboat segment contribution margin.

			Contribution	Contribution
	Operating	Operating	Margin	Margin
	Income	Income	Targets	Targets
	Potential	Actual	Potential	Actual
Name	Payouts	Payouts	Payouts	Payouts
Simon Nynens	0-317%	134%	—	—
Michael Vesey	0-57%	29%	—	—
William Botti	0-178%	62%	—	—
Vito Legrottaglie	0-100%	51%	—	—
Brian Gilbertson	—	—	0-189%	80%

Equity Incentive

The Company’s executive officers are eligible to receive equity incentive awards under the Company’s equity incentive plans. The primary goal of the Company is to create long-term value for stockholders, and accordingly the Compensation Committee believes that equity incentive awards provide an additional incentive to executive officers to work towards maximizing stockholder value. The Compensation Committee views equity incentive awards as one of the more important components of the Company’s long-term, performance-based compensation philosophy. The grant of equity incentive awards to executive officers encourages equity ownership in the Company, and closely aligns executive officers’ interests to the interests of the stockholders.

Equity incentive awards are provided through initial grants at or near the date of hire, through subsequent periodic grants and annual performance based grants. Equity incentive awards granted by the Company to its executive officers and other employees have exercise prices not less than the fair market value of the stock on the date of the grant or award. Equity incentive awards vest and become exercisable at such time as determined by the Board or the Compensation Committee. The initial grant is designed for the level of skills required to fulfill the executive’s responsibilities and is designed to motivate the officer to make the kind of decisions and implement strategies and programs that will contribute to an increase in the Company’s stock price over time. Periodic additional equity incentive awards within the comparable range for the job are granted to reflect the executive’s ongoing contributions to the Company, to create an incentive to remain at the Company and to provide a long-term incentive to achieve or exceed the Company’s financial goals. Annual performance based grants are based on the achievement of operating profit, segment income, or other performance criteria established by the Compensation Committee.

In February 2017, Messrs. Nynens, Botti, Legrottaglie, and Gilbertson were awarded 30,000, 11,750, 5,700, and 7,500 shares of Restricted Stock, respectively, based on achieving operating income goals under the 2016 bonus plan.  The Restricted Stock vests over 16 equal quarterly installments. Mr. Vesey was awarded an initial employment grant of 10,000 shares of Restricted Stock, which vest over 20 equal quarterly installments.

In February 2016, Messrs. Nynens, Botti and Legrottaglie were awarded 30,400, 11,400 and 5,700 shares of Restricted Stock, respectively, based on achieving operating income goals under the 2015 bonus plan.  The Restricted Stock vests over 16 equal quarterly installments. Messrs. Nynens and Gilbertson were awarded 100,000 and 5,000 shares of Restricted Stock, respectively as retention awards. The Restricted Stock vests over 20 equal quarterly installments. Mr. Nynens’ last such retention award was made in January 2006, and such award vested over 10 years.

In February 2015, Messrs. Nynens and Legrottaglie were awarded 32,000 and 8,000 shares of Restricted Stock, respectively, based on attainment of operating income goals under their 2014 bonus plan. The Restricted Stock vests over 16 equal quarterly installments.

Compensation of the Chairman, President and Chief Executive Officer

The factors considered by the Compensation Committee in determining the compensation of the Chief Executive Officer, in addition to the criteria discussed above, include the Company’s operating and financial performance, as well as the individual’s leadership and establishment and implementation of the strategic direction for the Company. The Compensation Committee considered as part of its subjective evaluation, among other factors, such executive’s reputation and contacts in the business community (including Mr. Nynens’ contacts in the computer software industry). The compensation of the Company’s Chief Executive Officer in 2017 consisted of a base salary, an automobile allowance, performance bonus and stock awards. The total compensation package was established considering compensation of peer chief executive officers with similar executive responsibilities.

Summary Compensation Table

The following table sets forth, for fiscal years 2017, 2016 and 2015, a summary of the annual and long-term compensation for services in all capacities of the Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Non- Equity Incentive Compensation ($)	All Other Compensation ($)		Total ($)

Simon Nynens (2) (9)	2017	300,000	—		473,100	400,989	100,961	(7)	1,275,050
Chairman, President and Chief Executive Officer	2016	300,000	—	(8)	2,202,900	626,457	111,531	(7)	3,240,888
	2015	299,837	—		543,522	572,250	58,871	(7)	1,474,480

Michael Vesey (3) (9)	2017	175,000	—	(8)	302,500	51,330	12,178	(7)	541,008
Vice President and Chief
Financial Officer	2016	43,750	12,500		—		—		56,250

William Botti (4)	2017	225,000	—		—	139,740	17,118	(7)	381,858
Executive Vice President of Sales	2016	225,000	—		215,378	183,086	15,037	(7)	638,501
	2015	225,000	—		203,832	169,175	11,220	(7)	609,227

Vito Legrottaglie (5) (9)	2017	200,000	—		124,500	102,660	15,232	(7)	442,392
Vice President Chief	2016	200,000	20,917		104,481	119,083	15,174	(7)	459,655
Information Officer	2015	200,000	—		101,916	107,675	15,755	(7)	425,346

Brian Gilbertson (6) (9)	2017	175,000	—		132,800	139,983	4,296	(7)	452,079
Vice President and General Manager Lifeboat	2016	175,000	—		225,225	115,000	—	(7)	515,225

(1)         The amount included in “Stock Awards” is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (formerly FAS 123R). See Note 6, “Stockholder’s Equity and Stock Based Compensation” in the Company’s consolidated financial statements set forth in our Annual Report on Form 10-K for the assumptions made in determining stock award values.

(2)         Mr. Nynens also serves as the Chairman of the Board of Directors but does not receive any compensation for his service in this capacity.

(3)         Mr. Vesey was appointed Vice President and Chief Financial Officer in October 2016. Compensation presented for 2016 represents the period from appointment to December 31, 2016.

(4)         Mr. Botti was appointed Executive Vice President of Sales on April 21, 2014 and served in such capacity until his retirement on December 31, 2017.

(5)         Mr. Legrottaglie was appointed Vice President and Chief Information Officer in February 2015 after having served as Vice President of Operations and Information Systems since April 2007.

(6)         Mr.  Gilbertson was appointed Vice President and General Manager of Lifeboat in May 2016 after having served as Vice President of Business Development since May 2015.

(7)         A detailed description of the items disclosed as “All-Other Compensation” is set forth in the table below.

(8)         2016 includes a periodic grant of 100,000 shares of Restricted Stock to Mr. Nynens which vests over twenty quarters. 2017 includes an initial employment grant of 10,000 shares of Restricted Stock to Mr. Vesey which vests over sixteen quarters.

(9)         In February 2018, the Compensation Committee approved annual salary increases of $50,000 to Mr. Nynens and Mr. Vesey, and $25,000 to Mr. Legrottaglie and Mr. Gilbertson, effective January 1, 2018.

All Other Compensation

Name		401(k) Matching Contributions ($)	Dividend Equivalents On Unvested Restricted Stock ($)	Personal Use of Company Car ($)	Supplemental Life Insurance Premiums ($)	Total ($)

Simon Nynens	2017	8,813	83,637	4,201	4,310	100,961
	2016	9,000	93,687	4,534	4,310	111,531
	2015	9,000	39,610	5,951	4,310	58,871

Michael Vesey	2017	6,228	5,950	—	—	12,178
	2016	—	—	—	—	—

William Botti	2017	—	17,118	—	—	17,118
	2016	—	15,037	—	—	15,037
	2015	—	11,220	—	—	11,220

Vito Legrottaglie	2017	7,727	7,505	—	—	15,232
	2016	7,724	7,450	—	—	15,174
	2015	9,125	6,630	—	—	15,755

Brian Gilbertson	2017	—	4,296	—	—	4,296
	2016	—	—	—	—	—

GRANT OF PLAN-BASED AWARDS

The following table shows information regarding awards granted to each of our Named Executive Officers under our Executive Plan and 2012 Plan during 2017.

		Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other Stock Awards Number:	Grant Date Fair Value of Stock
		Threshold	Target	Maximum	Threshold	Target	Maximum	of Shares	Awards (3)
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
Simon Nynens	2/1/2017	234,000	803,000	950,000	26,274	31,057	32,000		473,100

Michael Vesey	2/1/2017	19,500	74,650	100,000	6,710	7,931	8,000		124,500
	2/7/2017							10,000	178,000

William Botti	2/1/2017	39,000	277,500	400,000

Vito Legrottaglie	2/1/2017	32,000	154,500	200,000	6,710	7,931	8,000		124,500

Brian Gilbertson	2/1/2017	32,500	155,000	330,000	6,710	7,994	8,000		132,800

(1) These amounts represent target threshold, target and maximum awards established under our Executive Plan. The actual amount of each award authorized for payment by our Compensation Committee in February 2018 is included in the 2017 Summary Compensation Table above under the heading “Non-Equity Incentive Compensation.”

(2)  These amounts represent threshold, target and maximum awards of Restricted Stock awards granted under our Executive Plan. The actual grant date fair value computed in accordance with FASB ASC Topic 718 of each award authorized for issuance by our Compensation Committee in February 2017 is included in the Summary Compensation Table above under the heading “Stock Awards.” Fair value of performance-based Restricted Stock Awards is calculated using the closing stock price on the date of the grant, based on the probable outcome of the performance conditions.

(3) These amounts represent the actual amount of each award of Restricted Stock authorized for issuance by our Compensation Committee in February 2018 and included in the 2017 Summary Compensation Table above under the heading “Stock Awards”.

Options Exercised and Stock Vested in 2017

The table below shows the number of shares of Common Stock acquired during 2017 upon the exercise of options and vesting of Restricted Stock.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired On	Realized On
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
Simon Nynens	—	—	43,100	738,088
Michael Vesey	—	—	2,000	34,250
William Botti	—	—	9,790	167,658
Vito Legrottaglie	—	—	5,652	98,073
Brian Gilbertson	—	—	2,884	49,397

Outstanding Equity Awards

The following table shows the number of shares of Common Stock covered by exercisable and unexercisable options and unvested Restricted Stock held by the Company’s Named Executive Officers on December 31, 2017.

Outstanding Equity Awards at December 31, 2017

	Option Awards				Stock Awards
	Number of	Number of			Number of	Market Value
	Securities	Securities			Shares or	of Shares or
	Underlying	Underlying	Option		Units of Stock	Units of Stock
	Unexercised	Unexercised	Exercise	Option	That Have	That Have
	Options (#)	Options (#)	Price	Expiration	Not Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#) (1)	($) (2)
Simon Nynens	—	—	—	—	105,700	1,765,190
Michael Vesey	—	—	—	—	8,000	133,600
William Botti	—	—	—	—	2,446	40,848
Vito Legrottaglie		—	—	—	9,120	152,304
Brian Gilbertson	—	—	—	—	8,616	143,887

(1)                     In February 2017, Messrs. Nynens, Botti, Legrottaglie, and Gilbertson were awarded 30,000, 11,750, 5,700, and 7,500 shares of Restricted Stock, respectively, based on achieving operating income goals under the 2016 bonus plan.  The Restricted Stock vests over 16 equal quarterly installments. In February 2017, Mr. Vesey was awarded an initial employment grant of 10,000 shares of Restricted Stock, and the Restricted Stock vests over 20 equal quarterly installments. In February 2016, Messrs. Nynens, Botti and Legrottaglie were awarded 30,400, 11,400 and 5,700 shares of Restricted Stock, respectively, based on achieving operating income goals under the 2015 bonus plan. The Restricted Stock vests over 16 equal quarterly installments. In February 2016, Messrs. Nynens and Gilbertson were awarded 100,000 and 5,000 shares of Restricted Stock, respectively, and the Restricted Stock vests over 20 equal quarterly installments. Mr. Nynens grant of 100,000 shares of Restricted Stock was a retention award, the last such award was made to Mr. Nynens in January 2006 and vested over 10 years. In February 2015, Messrs. Nynens and Legrottaglie were awarded 32,000 and 8,000 shares of Restricted Stock, respectively. The Restricted Stock vests over 16 equal quarterly installments. In 2014, Mr. Botti was awarded 20,000 shares of Restricted Stock under the terms of his employment agreement. The Restricted Stock vests over 20 equal quarterly installments.

(2)                     The market value is based on the closing stock price of the Company’s Common Stock of $16.70 on December 29, 2017, the last trading day of 2017.

Employment and Severance Agreements

Each of the Named Executive Officers has entered into an agreement that includes a covenant not-to-compete and a confidentiality provision. The covenant not-to-compete prohibits the executive from engaging in a competing business for a period of one year after termination. Such covenant also prohibits the executive from directly or indirectly soliciting the Company’s customers or employees.

On January 9, 2006, the Company appointed Simon Nynens to be its President and Chief Executive Officer and entered into a related employment agreement with Mr. Nynens, dated as of January 12, 2006. The agreement provides for an initial base salary of $250,000, subject to increase at the discretion of the Compensation Committee, and a bonus, pursuant to a bonus plan adopted by the Board of Directors. Additionally, after approval of the 2006 Plan (defined above), Mr. Nynens was awarded 200,000 shares of Restricted Stock in connection with his appointment, which shares vest in 40 equal quarterly installments.

In the event that Mr. Nynens’ employment is terminated without cause or by the rendering of a non-renewal notification, he is entitled to receive severance payments equal to twelve months cash compensation, immediate vesting of all outstanding equity awards, and to purchase the car used by him at the “buy-out” price of any lease or fair market value, as applicable. Additionally, in the event that a change of control of the Company occurs (as described below under “Potential Payments Upon Termination or Change of Control”), Mr. Nynens’ outstanding equity awards become immediately vested and he is entitled to receive a lump-sum payment equal to 2.9 times his then annual salary and actual incentive bonus earned in the year prior to such change in control.

On January 6, 2003, the Company entered into a severance agreement with Mr. Legrottaglie, Vice President of Chief Information Officer, under which Mr. Legrottaglie is entitled to severance payments for six months at the then applicable annual base salary if the Company terminates his employment for any reason other than for cause.

In October 2016, the Company entered into a severance agreement with Mr. Vesey, Vice President and Chief Financial Officer, under which Mr. Vesey is entitled to severance payments for six months at the then applicable annual base salary if the Company terminates his employment for any reason other than for cause. Additionally, in the event that a change of control of the Company occurs (as described below), the Chief Financial Officer’s outstanding equity awards become immediately vested and he is entitled to receive a lump-sum payment equal to 1.0 times his then current annual salary and actual incentive bonus earned in the year prior to such change in control.

The payments triggered by such terminations pursuant to Mr. Nynens, Mr. Vesey, and Mr. Legrottaglie’s respective employment agreements, as well as those triggered by a change of control under the employment agreements of all Named Executive Officers, are illustrated in tabular format under “Potential Payments Upon Termination or Change of Control” below.

Potential Payments Upon Termination or Change in Control

The Company has entered into certain agreements and maintains certain plans that require the Company to provide compensation to the Named Executive Officers in the event of a termination of employment or a change in control of the Company. The amount of compensation to each Named Executive Officer in each situation is listed in the tables below. The amounts shown assume that such termination or change of control was effective on December 31, 2017 and that the Company’s stock was $16.70 per share, which was the closing price of the shares on December 29, 2017 (the last trading day of 2017).

The following table illustrates the payments that would be due to the Named Executive Officers in the event of a change of control of the Company. For purposes hereof, a “change of control” shall be deemed to have occurred in the event of any of the following: (i) any person or entity makes a tender or exchange offer for shares of the Common Stock pursuant to which such person or entity acquires a majority of the issued and outstanding shares of the Common Stock, (ii) the Company merges or consolidates with or into another corporation or corporations, unless immediately after such merger or consolidation those persons and entities who immediately prior to such transaction were stockholders of the Company are entitled to vote in the election of directors, or otherwise have the right to elect, a majority of the directors of the surviving corporation, (iii) the Company sells, transfers or otherwise disposes of all or substantially all of its assets, other than to a direct or indirect subsidiary, or (iv) any person or entity acquires a majority of the Company’s issued and outstanding voting securities and shall be entitled to vote in the election of directors or otherwise have the right to elect, a majority of the directors of the Company.

	Lump Sum Payment	Lump Sum Payment	Accelerated Vesting on
	Based on	Based on	Restricted
Name	Salary ($)	Bonus ($)	Stock ($)	Total ($)
Simon Nynens	870,000	1,162,867	1,765,190	3,798,058
Michael Vesey	175,000	51,330	133,600	359,930
William Botti	—	—	40,848	40,848
Vito Legrottaglie	—	—	152,304	152,304
Brian Gilbertson	—	—	143,837	143,837

The following table illustrates the payments that would be due the Named Executive Officers in the event they are terminated without cause, and with respect to Mr. Nynens, also upon receipt of non-renewal notification. For purposes hereof, “cause” is defined as (A) the commission by the executive of a felony or an offense involving moral turpitude, the executive’s engaging in theft, embezzlement, fraud, obtaining funds or property under false pretenses, or similar acts of misconduct with respect to the property of the Company or its employees, stockholders, affiliates, customers, licensees, licensors or suppliers, (B) the repeated failure by the executive to perform his duties under his employment agreement or comply with reasonable policies or directives of the Board of Directors, or (C) the material breach of the employment agreement or the conditions of employment.

			Accelerated	Accelerated
	Payment		Vesting on	Vesting on
	Based On		Restricted	Stock
Name	Salary ($)	Bonus($)	Stock ($)	Options ($)	Total ($)
Simon Nynens	300,000	—	1,765,199	—	2,065,199
Michael Vesey	87,500	—	—	—	87,500
William Botti	—	—	—	—	—
Vito Legrottaglie	100,000	—	—	—	100,000
Brian Gilbertson	—	—	—	—	—

The severance payments disclosed above are to be made to Mr. Nynens in twelve consecutive equal monthly installments and to Messrs. Vesey, and Legrottaglie in one lump-sum payment.

Pay Ratio

Recent SEC rules require us to disclose the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees. In determining the median annual total compensation of our other employees, we prepared a list of all employees as of December 31, 2017. Consistent with applicable rules, we used reasonable estimates both in the methodology used to identify the median employee and in calculating the annual total compensation of employees other than the Chief Executive Officer. We determined our median employee based on the taxable wages of each of our employees (excluding the Chief Executive Officer). We annualized the taxable wages of employees who joined the Company during 2017.

The annual total compensation of our median employee (other than the Chief Executive Officer) for 2017 was $51,119. As disclosed in the Summary Compensation Table appearing on page 18, our Chief Executive Officer’s annual total compensation for 2017 was $1,275,050. Based on the foregoing, our estimate of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees was approximately 25 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

PROPOSAL 2

ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

General

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to obtain an advisory vote (non-binding) from our stockholders on our executive compensation as disclosed in this proxy statement, which is often referred to as a “say on pay” proposal, at least once every three years.

As described in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation programs and policies play an important role in achieving our objective of sustainable long-term growth in stockholder value. As a guiding principle, our executive compensation programs and policies are designed to motivate, retain and reward our executives for superior short- and long-term performance for the Company and its stockholders.

We are asking that our stockholders indicate their support of our executive compensation as described in this proxy statement. While this advisory vote on executive compensation is non-binding, our Board and the Compensation Committee will review the outcome of this vote and take the vote into consideration when reviewing our compensation policies and procedures. This is not intended to address specific items of compensation, but rather the overall compensation of our Named Executive Officers and our executive compensation policies and procedures as described in this proxy statement. Stockholders who want to communicate with our Board of Directors should refer to “Communications with the Board of Directors” in this proxy statement for additional information.

At the Annual Meeting we will ask our stockholders to approve the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as described in the Company’s proxy statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other compensation related tables and disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3

VOTE TO APPROVE AN AMENDMENT TO OUR 2012 STOCK-BASED COMPENSATION PLAN TO AUTHORIZE AN INCREASE IN NUMBER OF SHARES AVAILABLE FOR AWARDS THEREUNDER

Background

Our 2012 Plan allows us to grant equity awards to our employees, officers and directors. We believe that our continued success depends on attracting and retaining the highest caliber employees. The ability to grant equity awards pursuant to our 2012 Plan is a crucial tool that the Company can use when recruiting new personnel and incentivizing and retaining our current personnel.

Our executive compensation programs and policies play an important role in achieving our objective of sustainable long-term growth in stockholder value. As a guiding principle, our executive compensation programs and policies are designed to motivate, retain and reward our executives for superior short- and long-term performance for the Company and its stockholders.

Summary of the Proposal

We are asking our stockholders to approve an amendment to our 2012 Plan to increase the number of shares of Common Stock authorized thereunder, from 600,000 to 1,000,000, and to increase the number of shares available for new grants thereunder to our employees, officers and directors, from 185,346 to 585,346.

At the Annual Meeting we will ask our stockholders to approve the following resolution:

“RESOLVED, that the Company’s stockholders approve an amendment to our 2012 Stock-Based Compensation Plan to an increase in the number of shares of Common Stock authorized for grant thereunder from 600,000 to 1,000,000.”

The Importance of Proposed Increases

The Board believes that in it is the best interests of the Company and its stockholders to have the continued ability to grant equity awards to current and potential employees, officers and directors. Equity awards allow the company to attract and maintain talented personnel. The inability to attract and maintain talented personnel could hinder the Company’s ability to operate its business and achieve sustainable long-term growth in stockholder value. An inability to offer equity awards also means the Company would have to consider offering its personnel additional cash-based awards.

Share Information

As of April 6, 2018, the 2012 Plan had 199,209 shares subject to vesting under outstanding Restricted Stock awards and 185,346 shares available for future issuance, of which approximately 75,000 to 169,000 shares are issuable based on the outcome of certain performance conditions contained in 2018 incentive stock grants, and other new hire grants.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO OUR 2012 PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE TO BE GRANTED UNDER OUR 2012 PLAN.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm during the year ended December 31, 2017 was EisnerAmper LLP.  EisnerAmper LLP and its predecessor, Amper, Politziner & Mattia, LLC, have audited our financial statements since 2002. The Audit Committee has appointed EisnerAmper LLP to serve as the Company’s independent registered public accounting firm for 2018. While we are not required to have the stockholders ratify the selection of EisnerAmper LLP as our independent auditors, we are doing so because we believe it is a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain EisnerAmper LLP; however, the Audit Committee will not be under any obligation to adhere to the stockholders’ vote on this proposal, and in its full discretion may choose to maintain EisnerAmper LLP as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

One or more representatives of EisnerAmper LLP are expected to be present at the meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions.

Fees and Independence

Audit Fees, Audit-Related Fees and Tax Fees

The following table sets forth the fees billed by our independent registered public accountants for each of our last two fiscal years for the categories of services indicated.

Category	2017	2016
Audit Fees - (1)	$210,000	$176,000
Tax Fees - (2)	$—	$22,000
Audit-Related Fees — (3)	$23,000	$27,000

(1)                     Consists of fees billed for the audit of our annual financial statements, review of interim financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the auditors in connection with statutory and regulatory filings, including registration statements and consents.

(2)       Consists of services for tax compliance and tax advice.

(3)                     Consist of services not directly related to the audit of the Company’s financial statements which includes audits of benefit plans.

The Audit Committee has determined that the provision of services by EisnerAmper LLP described in the preceding paragraphs is compatible with maintaining EisnerAmper LLP independence. All permissible audit and non-audit services provided by EisnerAmper LLP in 2016 and 2017 were pre-approved by the Audit Committee on a case-by-case basis.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF EISNERAMPER LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

GENERAL

The Company does not know of any matters other than those stated in this proxy statement which are to be presented for action at the Meeting. If any other matters should properly come before the Meeting, proxies will be voted on these other matters in accordance with the judgment of the persons voting the proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons designated therein as proxy appointees. The Company will bear the cost of preparing, printing, assembling and mailing all proxy material which may be sent to stockholders in connection with this solicitation. Arrangements will also be made with brokerage houses, other custodians, nominees and fiduciaries, to forward soliciting material to the beneficial owners of the Company’s Common Stock held by such persons. The Company will reimburse such persons for reasonable out-of-pocket expenses incurred by them. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies without additional compensation, by telephone, telecopy or telegraph. The Company does not expect to pay its officers or employees any compensation for the solicitation of proxies.

TRANSACTIONS WITH RELATED PERSONS

The Company has adopted a written policy whereby all transactions between the Company and each related person (as defined in Item 404 of Regulation S-K) or in which any related person had or will have a direct or indirect material interest must be on terms no less favorable to the Company than could be obtained from unrelated third parties and require pre-approval by a majority of the disinterested members of the Company’s Board of Directors. There have been no such transactions since January 1, 2006.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

F. Duffield Meyercord, Mike Faith, Steve DeWindt and Diana Kurty served as members of the Compensation Committee during the last completed fiscal year. None of Messrs. Meyercord, Faith, or DeWindt or Ms. Kurty (i) was, during the last completed fiscal year, an officer or employee of the Company or any of its subsidiaries, (ii) was formerly an officer of the Company or any of its subsidiaries, or (iii) had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K. Furthermore, no executive officer and no member of the Committee had a relationship that requires disclosure under Item 407(e)(4)(iii) of Regulation S-K.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on the review and discussion, the Compensation Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

The Committee

Mike Faith, Chairman

Steve DeWindt

Diana Kurty

Jeffrey R. Geygan

REPORT OF THE AUDIT COMMITTEE

In the course of fulfilling its responsibilities during fiscal year 2017, the Audit Committee of our Board of Directors has:

•                  reviewed and discussed with management our audited financial statements for the year ended December 31, 2017;

•                  discussed with representatives of EisnerAmper LLP (the “Independent Registered Public Accounting Firm”) the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•                  received the written disclosures and the letter from the Independent Registered Public Accounting Firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended;

•                  discussed with the Independent Registered Public Accounting Firm its independence from the Company and management; and

•                  considered whether the provision by the Independent Registered Public Accounting Firm of non-audit services is compatible with maintaining the Independent Registered Public Accounting Firm’s independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Respectfully submitted,
Diana Kurty, Chair
Mike Faith
Steve DeWindt
Jeffrey R. Geygan

Householding

Beneficial owners of Common Stock who share a single address may receive only one copy of the Notice or the proxy materials, as the case may be, unless their broker, bank or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial shareowner(s) at such an address wish to discontinue householding and receive a separate copy of the Notice or the proxy materials, as the case may be, or if they currently receive multiple copies at the same address and wish to receive only a single copy in the future, they may contact Broadridge, either by calling (800) 579-1639, or by writing to Broadridge, Household Department, 51 Mercedes Way, Edgewater, New York, 11717.

STOCKHOLDER PROPOSALS FOR INCLUSION IN THE COMPANY’S 2019 ANNUAL MEETING PROXY STATEMENT AND PROXY CARD

Any stockholder proposal to be considered by us for inclusion in the Company’s 2019 proxy statement and form of proxy card for next year’s Annual Meeting of Stockholders, expected to be held in June 2019, must be received by the Company’s Corporate Secretary at the Company’s principal executive offices located at 4 Industrial Way West, 3rd Floor, Eatontown, NJ 07724, no later than December 21, 2018 (120 days prior to the first anniversary of the date of this proxy statement): provided that, if the Company provides less than 60 days’ notice or prior public disclosure of the date of the 2018 Annual Meeting of Stockholder, to be timely, any such stockholder proposal must be received no later than the close of business on the tenth day following the day on which such notice or prior disclosure was made, whichever first occurs. The SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement.

OTHER STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE COMPANY’S 2019 ANNUAL MEETING

For any proposal that is not submitted for inclusion in next year’s proxy statement by the deadline identified above, SEC rules permit management to vote proxies in its discretion if the Company: (a) receives notice of the proposal more than 45 days prior to the anniversary of the mailing date of this proxy statement and the Company advises stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, (subject to the right of the proposing stockholder to deliver a proxy statement and proxy of its own in compliance with the terms of Rule 14a-4(c)(2) under the Exchange Act), or (b) does not receive notice of the proposal at least 45 days prior to the anniversary of the mailing date of this proxy statement. Notices of intention to present proposals at the 2019 annual meeting should be addressed to the Company’s Corporate Secretary at the Company’s principal executive offices located at 4 Industrial Way West, 3rd Floor, Eatontown, NJ 07724.

By Order of the Board of Directors,

Simon F. Nynens, Chairman
April 20, 2018

PROXY CARD

WAYSIDE TECHNOLOGY GROUP, INC.

4 Industrial Way West, 3rd Floor

Eatontown, New Jersey 07724

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints SIMON F. NYNENS and KEVIN T. SCULL with the power to appoint their substitutes, and  hereby authorizes them to represent and to vote on behalf of the undersigned all the shares of common stock, par value $.01 per share (the “Common Stock”), of Wayside Technology Group, Inc., that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Company’s headquarters, 4 Industrial Way West, 3rd Floor, Eatontown, New Jersey 07724, on June 6, 2018 at 10:00 AM  local time or any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such shares, upon the following proposals more fully described in the notice of and proxy statement for the Meeting (receipt whereof is hereby acknowledged, and with discretionary authority with respect to such other matters as may properly come before such meeting or any adjournment or adjournments thereof).

1.                        ELECTION OF DIRECTORS

☐ FOR all nominees listed below

☐ WITHHOLD AUTHORITY to vote for nominees listed below (except as marked to the contrary below)

NOMINEES: SIMON F. NYNENS, MIKE FAITH, STEVE DEWINDT, DIANA KURTY, AND JEFFREY GEYGAN

(INSTRUCTION: To withhold authority to vote for any one or more nominees, write the name(s) of such nominee(s) name in the space provided below)

Vote on Proposals	For	Against	Abstain

2. Advisory vote to approve the compensation of the Company’s Named Executive Officers	☐	☐	☐

3.                        To approve an amendment to our 2012 Plan to increase the number of shares of Common Stock authorized thereunder from 600,000 to 1,000,000, and to increase the number of shares available for new grants thereunder to our employees, officers and directors from 185,346 to 585,346.

	☐	☐	☐
4. To ratify the selection of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES IN ITEM 1 AND FOR PROPOSAL 2, 3, AND 4, AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer, giving full title as such. If a partnership, please sign in partnership name by authorized person.

I will ☐ will not ☐ attend the Meeting

Dated: , 2018

SIGNATURE

SIGNATURE IF HELD JOINTLY

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WAYSIDE TECHNOLOGY GROUP, INC.